Exhibit 99(a)

                              [FIRST BANCORP LOGO]

                                  News Release

For Immediate Release:                                     For More Information,
May 24, 2005                                            Contact: James H. Garner
                                                                    910-576-6171


                      First Bancorp Announces Cash Dividend


     TROY, N.C. - The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend of 17 cents per share payable July 25, 2005 to shareholders of record as of June 30, 2005. On a split-adjusted basis, the current dividend rate is an increase of 6.3% over the dividend rate paid in the same period of 2004.


     First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.7 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 60 branch offices, with 54 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

     Please   visit  our  website  at   www.firstbancorp.com.   For   additional
information, please contact:

              Mr. James H. Garner
              President & Chief Executive Officer
              Telephone: (910) 576-6171